    As filed with the Securities and Exchange Commission on April 13, 1999

                                                 REGISTRATION NO. 333-__________
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            _______________________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            _______________________

                           COX COMMUNICATIONS, INC.
            (Exact name of Registrant as specified in its charter)

                  DELAWARE                                 58-2112251
        (State or other jurisdiction of                (I.R.S. Employer
        incorporation or organization)                 Identification No.)

                                                          JIMMY W. HAYES
                                                       SENIOR VICE PRESIDENT,
                                                     FINANCE AND ADMINISTRATION
                                                     AND CHIEF FINANCIAL OFFICER
                                                       COX COMMUNICATIONS, INC.
  1400 LAKE HEARN DRIVE                                 1400 LAKE HEARN DRIVE
  ATLANTA, GEORGIA  30319                               ATLANTA, GEORGIA  30319
   (404) 843-5000                                           (404) 843-5000
(Address, including zip code, and         (Name, address, including zip code,
telephone number, including, area          and telephone number, including area
code, of Registrant's principal            code, of agent for service)
executive offices)

                            _______________________

                Please address a copy of all communications to:
                            STUART A. SHELDON, ESQ.
                         DOW, LOHNES & ALBERTSON, PLLC
                         1200 NEW HAMPSHIRE AVENUE, NW
                            WASHINGTON, D.C. 20036
                                (202) 776-2000
                           _________________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.
                           _________________________

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================

 TITLE OF EACH CLASS OF      AGGREGATE AMOUNT TO BE REGISTERED (2)    PROPOSED MAXIMUM AGGREGATE    AMOUNT OF REGISTRATION FEE (2)
 SECURITIES TO BE                                                     OFFERING PRICE (2)
 REGISTERED (1)
------------------------------------------------------------------------------------------------------------------------------------
Debt Securities                     $2,000,000,000 (3)                     $2,000,000,000 (3)                $458,700 (4)
------------------------------------------------------------------------------------------------------------------------------------
Preferred Stock (par value          $2,000,000,000                         $2,000,000,000                    $458,700
 $1.00 per share)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (par           $2,000,000,000                         $2,000,000,000                    $458,700
 value $1.00 per share)
------------------------------------------------------------------------------------------------------------------------------------
Debt Securities, Preferred          $2,000,000,000                         $2,000,000,000                    $458,700
 Stock and Class A Common
 Stock (par value $1.00
 per share) issuable upon
 conversion of any
 convertible Debt
 Securities or Preferred
 Stock (5)
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                            $2,000,000,000 (6)        $2,000,000,000 (6)                     $458,700 (2)
====================================================================================================================================

(1) Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

(2) United States dollars or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies estimated in accordance with Rule 457(o) under the Securities Act of 1933, as amended. We are registering an indeterminate amount of debt securities, preferred stock and Class A common stock of Cox Communications, Inc.

(3) Represents the aggregate principal amount of all debt securities which shall not be issued at an original issue discount, plus, if any debt securities are issued at an original issue discount, such principal amount thereof as shall result in an aggregate offering price of $2,000,000,000.

(4) Pursuant to Rule 429 under the Securities Act of 1933, the Registrant is carrying forward $350,000,000 of debt securities previously registered on its Registration Statement on Form S-3, File No. 333-58531, none of which have been issued or sold and for which it has paid $103,250 of registration fees.

(5) Consists of such indeterminate amount of debt securities and number of shares of such Class A common stock or preferred stock of Cox Communications, Inc. issuable pursuant to any conversion rights which are part of the debt securities or preferred stock of Cox Communications, Inc. sold pursuant to this registration statement.

(6) The aggregate initial offering price of all securities registered pursuant to this registration statement and offered from time to time will not exceed $2,000,000,000.
                            _______________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where their offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED APRIL 13, 1999

                                $2,000,000,000
                           COX COMMUNICATIONS, INC.
                                DEBT SECURITIES
                                PREFERRED STOCK
                             CLASS A COMMON STOCK

                                  -----------

  This prospectus is part of a shelf registration statement which Cox has filed with the Securities and Exchange Commission. Under the shelf registration statement, Cox may offer unsecured debentures, notes, bonds or other evidences of indebtedness and forward contracts in respect of any such indebtedness, shares of preferred stock, par value $1.00 per share, and shares of Class A common stock, par value $1.00 per share, all of which securities combined have an aggregate initial public offering price of $2 billion, including the U.S. dollar equivalent if the initial public offering is denominated in one or more foreign currencies, foreign currency units or composite currencies.

  Under the shelf registration process, we may sell the securities from time to time in one or more separate offerings, in amounts, at prices and on terms to be determined at the time of sale. Our debt securities may be issuable in global form, in registered form without coupons attached, or in bearer form with or without coupons attached.

  Our Class A common stock is listed on the New York Stock Exchange. The Class A common stock's ticker symbol is "COX." On April 1, 1999, the closing sale price on the New York Stock Exchange for a single share of Class A common stock was $76.00.

  In addition to Class A common stock, Cox also has shares of Class C common stock issued and outstanding. The rights of holders of Class A common stock and Class C common stock differ with respect to some aspects of transferability, convertibility and voting. We will not offer or sell any shares of Class C common stock using this prospectus.

  This prospectus provides a general description of the securities we may offer. Each time we sell a particular series of debt securities or preferred stock, or shares of Class A common stock, we will provide a prospectus supplement which will contain the specific terms of the securities being offered at that time. Unless we specify otherwise in the prospectus supplement, the debt securities will be senior securities of Cox.

  The prospectus supplement may add, update or change information contained in the prospectus. You should read both the prospectus and the prospectus supplement in conjunction with the additional information described under the headings "Where You Can Find More Information" and "Information Incorporated by Reference."

                                _______________

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                                _______________


                  THE DATE OF THIS PROSPECTUS IS      , 1999

                               TABLE OF CONTENTS

  Cox Communications, Inc. ................................................  3
  Use of Proceeds .........................................................  4
  Ratio of Earnings to Fixed Charges ......................................  4
  Description of Capital Stock.............................................  5
  Description of the Debt Securities ......................................  8
  Plan of Distribution .................................................... 21
  Legal Matters ........................................................... 22
  Experts ................................................................. 22
  Where You Can Find More Information ..................................... 22
  Information Incorporated by Reference ................................... 22

                           COX COMMUNICATIONS, INC.

  Cox is one of the largest broadband communications companies in the U.S. We have extensive broadband network operations in the U.S. as well as investments in cable television programming, telecommunications, and technology and broadband networks.

  At present, we are focused primarily on developing new and advanced communications services. We believe that we have a number of advantages that will allow us to implement this strategy successfully, including:

     .    ownership of highly clustered cable television systems;

     . being on the cutting edge in upgrading the technological capabilities of our broadband networks; and

     .    a strong commitment to and reputation for superior customer service.

  In addition, we lead the communications industry in creating and offering integrated packages of telecommunications services. We believe that such integration will allow us to retain existing customers, acquire new customers and increase the revenue stream from each customer. We are bundling services like:

     .    multichannel video;

     .    digital video;

     .    high-speed Internet access;

     .    local and long-distance telephone services; and

     .    commercial local exchange carrier operations.

  Cox also has invested in programming, telecommunications and technology companies that complement our business strategy. We believe that our investments have been vital to our growth into a communications industry leader.

  Cox Enterprises, Inc. ("CEI"), a privately held corporation based in Georgia and one of the largest media companies in the U.S., controls approximately 73.3% of Cox. In addition to Cox, CEI publishes, owns or operates newspapers, television and radio stations, Internet web sites, and Manheim Auctions, the world's largest auto auction operator.

  Our principal executive offices are located at 1400 Lake Hearn Drive, Atlanta, Georgia 30319. Our telephone number is (404) 843-5000.

                                USE OF PROCEEDS

  Unless we state otherwise in the accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered in such prospectus supplement for general corporate purposes, which may include additions to working capital, repayment or redemption of existing indebtedness and financing of capital expenditures and acquisitions. We may borrow additional funds from time to time from public and private sources on both a long-term and short-term basis and may sell commercial paper to fund our future capital and working capital requirements in excess of internally generated funds.


                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges of Cox for the periods indicated:


                   Year Ended December 31,
                   -----------------------

    1998/(1)/    1997/(1)/     1996/(1)/     1995/(1)/     1994/(1)/
    ----         ----          ----          ----          ----

    12.3x         2.0x          1.5x          2.7x          2.7x


  For purposes of this computation, earnings are defined as income before income taxes and excluding losses and undistributed earnings on equity method investments, minority interests and fixed charges excluding capitalized interest. Fixed charges are the sum of:

     .    interest cost including capitalized interest;

     .    estimated interest component of rent expense; and

     .    dividends on subsidiary preferred stock.

_______________________
 (1) Earnings for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 include $2.5 billion, $116.6 million, $4.6 million, $188.8 million and zero, respectively, of net investment gains.

                         DESCRIPTION OF CAPITAL STOCK

  The following description of our capital stock sets forth general terms and provisions of the particular issuance of capital stock to which any prospectus supplement may relate. The prospectus supplement will describe the particular terms of any sale of capital stock and the extent, if any, to which such general provisions will not apply to such sale. The following description also sets forth selected provisions of our certificate of incorporation and bylaws. This description is a summary only and is qualified in its entirety by Cox's certificate of incorporation and bylaws, which are incorporated as exhibits to our registration statement of which this prospectus is a part.

  Our certificate of incorporation authorizes us to issue 316,000,000 shares of Class A common stock, 14,000,000 shares of Class C common stock and 5,000,000 shares of preferred stock; 2,418,186 shares of preferred stock have been designated Series A convertible preferred stock. On March 18, 1999, we announced that our board of directors has approved a two-for-one stock split which could be effected promptly following Cox's May 13, 1999 annual meeting of stockholders. The stock split requires a separate approval by stockholders to amend our articles of incorporation to increase the authorized preferred stock from 5,000,000 to 10,000,000 shares, the Class A common stock from 316,000,000 to 632,000,000 and the Class C common stock from 13,798,896 to 27,597,792 shares.

  As of April 1, 1999, there were outstanding 263,735,317 shares of Class A common stock, 13,798,896 shares of Class C common stock and 2,418,186 shares of Series A convertible preferred stock. If each class approves the proposed stock split at our 1999 annual meeting, at April 1, 1999 there would have been outstanding approximately 527,470,634 shares of Class A common stock, 27,597,792 shares of Class C common stock and 4,836,372 shares of Series A convertible preferred stock.

COMMON STOCK

  Except with respect to voting, transfer and convertibility, shares of Class A common stock and shares of Class C common stock are identical in all respects. Class A common stock holders are entitled to one vote per share, while Class C common stock holders are entitled to ten votes per share. The shares of Class C common stock are subject to significant transfer restrictions.

  Voting. The Class A common stock holders and the Class C common stock holders vote together as a single class on all actions, except that the affirmative vote of the holders of a majority of outstanding shares of Class A common stock and/or Class C common stock voting separately as a class is required:

     . to approve any amendment to our certificate of incorporation that would alter or change the powers, preferences or special rights of such class in a way that adversely affects the holders of such class; and

     . to approve such other matters as may require a class vote under the Delaware General Corporation Law.

  Dividends and Other Distributions. Each share of common stock is equal in respect of dividends and other distributions in cash, stock or property, including distributions upon Cox's liquidation or a sale of all or substantially all of Cox's assets. However, in the case of dividends or other distributions payable on either class of common stock in shares of such stock, including distributions pursuant to stock splits or dividends, only Class A common stock will be distributed with respect to outstanding Class A common stock, and only Class C common stock will be distributed with respect to outstanding Class C common stock. Neither of the Class A common stock nor the Class C common stock will be split, divided or combined unless each other class is proportionately split, divided or combined.

  Cox has never declared or paid cash dividends on its Class A common stock and currently intends to retain any future earnings for use developing and operating its businesses. Accordingly, we do not expect to pay cash dividends on the Class A common stock in the foreseeable future.

  Restrictions on Transfer of Class C Common Stock: Convertibility of Class C Common Stock into Class A Common Stock. Cox Holdings, Inc. and Cox DNS, Inc. hold all of the shares of Class C common stock currently outstanding. Shares of the Class C common stock are convertible at any time, or from time to time, at the Class C stockholder's option, into Class A common stock on a share-for-share basis. Shares of Class C common stock will be converted automatically into shares of Class A common stock on a share-for-share basis:

     . at any time Cox's board of directors and the holders of a majority of the shares of Class C common stock then outstanding approve conversion of all shares of Class C common stock into Class A common stock;

     . if the Class A common stock is precluded from trading on any national securities exchange or national quotation system as a result of the Class C common stock's existence;

     . upon election by Cox's board of directors in connection with their approval of any sale or lease of all or substantially all of Cox's assets or any merger, consolidation, liquidation or dissolution of Cox; or

     . upon election by Cox's board of directors, after the board has determined there has been a material adverse change in the outstanding Class A common stock's liquidity, marketability or market value due to its exclusion from a national exchange or quotation system or due to federal or state legal requirements, in either case because of the Class C common stock's existence.

  Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of Cox, whether voluntary or not, the Class A common stock holders and the Class C common stock holders shall be entitled to share ratably, according to their respective interests, in Cox's assets which remain after payment, or provision of payment, of Cox's debts and other liabilities and the preferential amounts due to the holders of any stock ranking prior to the common stock in the distribution of assets.

PREFERRED STOCK

  Cox may issue preferred stock with such designations, powers, preferences and other rights and qualifications, limitations and restrictions as our board of directors may authorize, without further action by our shareholders, including but not limited to:

     . the distinctive designation of each series and the number of shares that will constitute the series;

     .    the voting rights, if any, of shares of the series;

     . the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates on which dividends are payable;

     . the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

     . the purchase or sinking fund provisions, if any, for the purchase or redemption of shares in the series;

     . any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of Cox or the distribution of its assets; and

     . the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible.

SERIES A CONVERTIBLE PREFERRED STOCK.

  In October 1998, Cox completed the acquisition of a cable television system located in Las Vegas, Nevada, and certain related businesses previously owned by Prime South Diversified, Inc. Cox issued shares of Series A preferred stock as part of the consideration for the acquisition.

  Dividends. Series A preferred stock holders are entitled to dividends only when, and to the extent that, Cox's board of directors declares such dividends.

  Voting. Series A preferred stock holders are entitled to one vote per share, and such holders vote together with the holders of Class A common stock and Class C common stock on all matters upon which the Class A common stock and Class C common stock holders are entitled to vote.

  Conversion. Shares of the Series A preferred stock are convertible into shares of Class A common stock at the preferred stockholders' option only after October 1, 2003, a change in control of Cox or notification of liquidation, whichever event occurs first. Shares of the Series A preferred stock are convertible into shares of Class A common stock according to a formula based upon 20.0% of the fair value of our Las Vegas cable system and the average closing price of the Class A common stock over a specified ten-day period. Shares of the Series A preferred stock will convert automatically into shares of Class A common stock, if the Las Vegas cable system makes a distribution on its capital stock or upon the sale of all or substantially all of Cox's assets, according to the formula described above. We anticipate that appreciation realized upon conversion of the Series A preferred stock into Class A common stock will be accounted for as contingent purchase price in accordance with APB Opinion No. 16, "Business Combinations."

TRANSFER AGENT

  The transfer agent and registrar for the Class A common stock is First Chicago Trust Company of New York.

                      DESCRIPTION OF THE DEBT SECURITIES

GENERAL

  The debt securities will be unsecured senior obligations of Cox, unless we specify otherwise in a prospectus supplement. Our subsidiaries own most of our assets. Therefore, our rights and the rights of our creditors, including debt securities holders, to participate in the assets of any subsidiary upon such subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent Cox may be a creditor with recognized claims against the subsidiary.

  The following description of the terms of the debt securities sets forth selected general terms and provisions of the particular issuance of debt securities to which any prospectus supplement may relate. The prospectus supplement will describe the particular terms of any debt securities and the extent, if any, to which such general provisions will not apply to those debt securities.

  Unless we specify otherwise in the accompanying prospectus supplement, the debt securities will be issued from time to time in series under an indenture, dated as of June 27, 1995, between Cox and The Bank of New York, as trustee. A copy of the indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

  The indenture does not limit the aggregate principal amount of debt securities Cox may issue, and the indenture provides that Cox may issue debt securities from time to time in one or more series. The following summary of selected provisions of the indenture and the debt securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of selected terms which it contains as well as those terms which the Trust Indenture Act of 1939, as amended, requires be incorporated.

  We refer you to the prospectus supplement for the following terms and other possible terms of each series of debt securities in respect of which this prospectus is being delivered, to the extent such terms are applicable to such debt securities:

     . the classification, specific designation, date, aggregate principal amount, purchase price and denomination of the debt securities;

     . currency or units based on or relating to currencies in which such debt securities are denominated and/or in which principal, premium, if any, and/or interest will or may be payable;

     . the formula, if any, upon which we may determine from time to time the principal amount of debt securities outstanding;

     .    any date of maturity, which may be fixed or extendible;

     . interest rate or rates or the method by which such rate or rates will be determined, if any;

     . the dates on which any such interest will be payable, our right, if any, to extend or defer the interest period and the duration of such extensions or deferrals;

     . the place or places where the principal of, premium, if any, and interest on the debt securities will be payable;

     . any repayment, redemption, prepayment or sinking fund provisions and any provisions related to the purchase of such debt securities at the option of the holders;

     . whether the debt securities will be issuable in global form, and, if so, the identity of the depositary with respect thereto, or registered and/or bearer form and, if such bearer securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of such bearer securities;

     . the terms, if any, on which such debt securities may be converted into or exchanged for stock or other securities of Cox or other entities or for cash, any specific terms relating to the adjustment of the conversion or exchange terms, and the period during which such debt securities may be so converted or exchanged;

     . any applicable United States federal income tax consequences, including whether and under what circumstances Cox will pay additional amounts on debt securities held by a person who is not a U.S. person, as defined in the prospectus supplement, in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

     .    the subordination provisions, if any, relating to the debt securities;
          and

     . any other specific terms of the debt securities, including any additional events of default or covenants provided for with respect to such debt securities, and any terms which may be required by or advisable under applicable laws or regulations.

  Holders may present debt securities for exchange, and holders of registered debt securities may present them for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. We will provide these services without charge, other than any tax or other governmental charge payable in that connection, but subject to the limitations provided in the indenture. Debt securities in bearer form and the coupons, if any, pertaining to such debt securities will be transferable by delivery.

  Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par, which are treated as having been issued at a discount for United States federal income tax purposes, will be described in the accompanying prospectus supplement.

  Cox may issue debt securities from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currency, commodity, equity index or other factor on such dates. Information as to the methods we will use to determine the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

  Unless we indicate otherwise in the accompanying prospectus supplement, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiples of $1,000. Unless we specify otherwise in the prospectus supplement, the principal amount of the debt securities will be payable at the corporate trust office of the trustee in New York, New

York. Holders may present the debt securities for transfer or exchange at such office unless we specify otherwise in the prospectus supplement, subject to the limitations provided in the indenture and without any service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charges payable in connection therewith.

CONCERNING THE TRUSTEE

  The Bank of New York is the trustee under the indenture and has been appointed by Cox as registrar and paying agent with regard to the debt securities. The trustee is a depository for funds and performs other services for, and transacts other banking business with, Cox in the normal course of business.

RANKING

  Unless we specify otherwise in a prospectus supplement for a particular series of debt securities, all series of debt securities will be Cox senior indebtedness and will be direct, unsecured obligations, ranking on a parity with all of our other unsecured and unsubordinated obligations.

CERTAIN COVENANTS

  The indenture contains covenants including, among others, the following:

  Limitation on Liens. Cox will not, and will not permit any restricted subsidiary to, create, incur or assume any lien, other than Permitted Liens on Restricted Property incurred to secure the payment of Indebtedness of Cox or any restricted subsidiary if, immediately after the creation, incurrence or assumption of such lien, the aggregate outstanding principal amount of all Indebtedness of Cox and its restricted subsidiaries that is secured by liens other than Permitted Liens on Restricted Property would exceed the greater of:

     .    $200 million; or

     . 15% of the aggregate outstanding principal amount of all Indebtedness of Cox and the restricted subsidiaries, whether or not so secured, unless effective provision is made such that, at Cox's determination, the debt securities together with any other Indebtedness of equal ranking, whether then existing or later created, are secured equally and ratably with, or prior to, such Indebtedness, but only for as long as such Indebtedness is so secured.

  Limitation on Indebtedness of Restricted Subsidiaries. Cox will not permit any restricted subsidiary to incur any Indebtedness if, immediately after the incurrence or assumption of such Indebtedness, the aggregate outstanding principal amount of all Indebtedness of the restricted subsidiaries would exceed the greater of:

     .    $200 million; or

     . 15% of the aggregate outstanding principal amount of all Indebtedness of Cox and the restricted subsidiaries; provided that, in any event, a restricted subsidiary may incur Indebtedness to extend, renew or replace its own Indebtedness to the extent that the principal amount of the Indebtedness so incurred does not exceed the level of the principal amount of the Indebtedness immediately prior to such extension, renewal or replacement plus any premium, accrued and unpaid interest or capitalized interest payable on the previous amount.

  Designation of Subsidiaries. Cox may designate a restricted subsidiary as an unrestricted subsidiary or designate an unrestricted subsidiary as a restricted subsidiary at any time, provided that:

     . immediately after giving effect to such designation, the Restricted Group's Leverage Ratio is not greater than 7:1 and Cox and the restricted subsidiaries are in compliance with the "Limitation on Liens" and "Limitation on Indebtedness of Restricted Subsidiaries" covenants; and

     . Cox delivers an officers' certificate with respect to such designation, to the trustee, within 75 days after the end of Cox's fiscal quarter in which it made such designation, or, in the case of a designation made during the last fiscal quarter of Cox's fiscal year, within 120 days after the end of such fiscal year. The officers' certificate shall state the effective date of such designation.

  Mergers or Sales of Assets. The indenture provides that Cox may not merge into or consolidate with another corporation or sell or lease all or substantially all its assets to another corporation unless either:

     .    Cox is the surviving corporation; or

     . the resulting, surviving or transferee corporation is organized under the laws of a state of the United States or the District of Columbia and agrees to pay promptly when due the principal of and premium, if any, and interest on the debt securities, and to assume, perform and observe all the covenants and conditions of the indenture; and

     . immediately after and giving effect to such transaction, no event of default has occurred.

  The indenture does not contain any provisions affording debt securities holders any additional protection in the event that Cox enters into a highly-leveraged transaction.

DEFINITIONS

  Indebtedness means, without duplication, with respect to any entity:

     . any indebtedness of such entity for borrowed money or evidenced by a note, debenture or similar instrument, including a purchase money obligation, which was given in connection with the acquisition of any property or assets, including securities;

     . any guarantee by such entity of any indebtedness of others as described in the preceding clause; and

     . any amendment, extension, renewal or refunding of any such indebtedness or guarantee.

  The term Indebtedness excludes:

     .    any indebtedness of Cox or of any its restricted subsidiaries;

     . any guarantee by Cox or any restricted subsidiary of indebtedness of Cox or another restricted subsidiary;

     .    trade accounts payable; and

        . letters of credit, performance bonds and similar obligations issued in favor of governmental or franchising authorities as a term of cable television franchise or other governmental franchise, license, permit or authorization held by such entity or any of its subsidiaries.

     Leverage Ratio with respect to the Restricted Group means, as of the date of and after giving effect to any designation of an unrestricted subsidiary as a restricted subsidiary, or any designation of a restricted subsidiary as an unrestricted subsidiary, in each case in accordance with the "Designation of Subsidiaries" covenant, the ratio of:

        . the aggregate outstanding principal amount of all Indebtedness of the Restricted Group as of such date;

        to

        . the product of four times the Restricted Group Cash Flow for the most recent full fiscal quarter for which financial information is available on such date.

     Permitted Liens means:

1. Any lien which arises out of a judgment or award against Cox or any restricted subsidiary, with respect to which Cox or such restricted subsidiary, at the time, shall be prosecuting an appeal or proceeding for review, or with respect to which the period within which such appeal or proceeding for review may be initiated shall not have expired, and with respect to which:

        . Cox or such restricted subsidiary shall have secured a stay of execution pending such appeal or proceeding for review; or

        . Cox or such restricted subsidiary shall have posted a bond or established adequate reserves, in accordance with generally accepted accounting principles, for the payment of such judgment or award.

2. Any lien upon any real or personal property or interest in such property belonging to Cox or a restricted subsidiary and existing at the time the property or interest was acquired, or securing payment of Indebtedness which Cox or the restricted subsidiary incurred to finance some or all of the purchase price of, or cost of construction of or improvements on, any such property or interest therein; provided that:

        . the outstanding principal amount of the Indebtedness secured by such lien does not at any time exceed 100% of the greater of the purchase price for or the fair value of such real or personal property or interest;

        . such lien does not encumber or constitute a charge against any other Restricted Property owned by the Restricted Group, except that in the case of construction or improvement, the lien may extend to unimproved real property on which the property so constructed or the improvement is located; and

        . the Indebtedness secured by such lien would be permitted to be incurred under the covenant described under "Limitation on Indebtedness of Restricted Subsidiaries;" and

3. Any lien representing the extension, renewal or replacement, or successive extensions, renewals or replacements, of liens referred to in paragraph (2) above; provided:

        . that the principal of the Indebtedness thus secured does not exceed the principal of the Indebtedness secured immediately prior to such extension, renewal or replacement;

        plus

        .  any accrued and unpaid interest or capitalized interest payable; and

        . such extension, renewal or replacement shall be limited to all or a part of the property or interest subject to the lien so extended, renewed or replaced;

        plus

        .  improvements and construction on such property.

The outstanding principal amount of Indebtedness secured by a lien permitted by paragraph (2) or (3) above or, if less, the fair value of the property or interest thus secured, shall be included in the calculation of the aggregate outstanding principal amount of Indebtedness secured by liens on Restricted Property, for purposes of determining whether a lien, other than a Permitted Lien, may be incurred in compliance with the covenant described under "Limitation on Liens."

     Principal Property means, as of any date of determination, any property or assets which any restricted subsidiary owns other than:

        . any such property which, in the Cox board of directors' good faith opinion, is not of material importance to the business conducted by Cox and its restricted subsidiaries taken as a whole; and

        . any shares of any class of stock or any other security of any unrestricted subsidiary.

     Restricted Group means, as of any date of determination, Cox and the restricted subsidiaries as of such date and after giving effect to any designation being made on such date in accordance with the "Designation of Subsidiaries" covenant.

     Restricted Group Cash Flow for any period means the Restricted Group's net income for such period,

        plus

        the sum, without duplication, of the aggregate of each of the following items of Cox and the restricted subsidiaries for such period, to the extent taken into account as charges to Restricted Group net income for such period:

        .  interest expense;

        .  income tax expense;

        .  depreciation and amortization expense and other noncash charges;

        .  extraordinary items; and

        . after-tax losses on sales of assets outside of the ordinary course of business, which otherwise are not included in extraordinary items in accordance with generally accepted accounting principles;

        minus

        the sum, without duplication, of the aggregate of each of the following items of Cox and the restricted subsidiaries for such period, to the extent taken into account as credits to Restricted Group net income for such period:

        .  noncash credits;

        .  extraordinary items; and

        . after-tax gains on sales of assets outside of the ordinary course of business, which otherwise are not included in extraordinary items in accordance with generally accepted accounting principles.

     For purposes of this definition:

        . Restricted Group net income for any period means the aggregate of the net income or loss of Cox and its restricted subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles; provided that the net income or loss of any entity accounted for by the equity method of accounting, and the net income or loss of any unrestricted subsidiary, shall be excluded. However, the net income of any such entity or unrestricted subsidiary shall be included to the extent of the amount of dividends or distributions such entity or unrestricted subsidiary pays to Cox or a restricted subsidiary during such period; and

        . if Cox or any restricted subsidiary consummated any acquisition or disposition of assets during the period for which Restricted Group Cash Flow is being calculated, or consummated any acquisition or disposition of assets subsequent to such period and on or prior to the date as of which the Leverage Ratio is to be determined, then, in each such case, the Restricted Group Cash Flow for such period shall be calculated on a pro forma basis, instead of as a pooling of interests, if applicable, as if such acquisition or disposition had occurred at the beginning of such period.

     Restricted Property means, as of any date of determination, any Principal Property and any shares of stock of a restricted subsidiary which Cox or a restricted subsidiary owns.

DEFAULTS

     An event of default with respect to debt securities of any series is defined in the indenture as:

1. A default in the payment of interest when due on the debt securities which continues for 30 days;

2. A default in the payment of principal when due at its stated maturity, upon optional redemption, upon required repurchase, or upon declaration, of any such debt security, or otherwise;

3. Cox's failure to comply with its obligations under "-- Certain Covenants -- Mergers or Sales of Assets" above;

4. Cox's failure to comply, within 60 days after notice, with any of its other agreements contained in the indenture, including its obligations under the covenants described above under "-- Limitation on Liens," "-- Limitation on Indebtedness of Restricted Subsidiaries" or "-- Designation of Subsidiaries;"

5. Indebtedness of Cox or any restricted subsidiary is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds 5% of the aggregate outstanding principal amount of all Indebtedness of Cox and the restricted subsidiaries; or

6. Certain events of bankruptcy, insolvency or reorganization of Cox or a restricted subsidiary.

However, a default under paragraph (4) above with respect to a particular series of debt securities will not constitute an event of default until the trustee or the holders of 25% in principal amount of the outstanding debt securities of such series notify Cox of the default and Cox does not cure that default within the time specified after receipt of that notice.

     If an event of default occurs and is continuing with respect to a particular series of debt securities, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series may declare the principal of and accrued but unpaid interest on all the debt securities of such series to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an event of default relating to specific events of bankruptcy, insolvency or reorganization of Cox occurs and is continuing, the principal of and interest on all the debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the debt securities. Under some circumstances, the holders of a majority in principal amount of the outstanding debt securities of a series may rescind any acceleration and its consequences with respect to the debt securities of that series.

     Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities of any series, unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no debt security holder may pursue any remedy with respect to the indenture or the debt securities of its series unless:

        . that holder has previously given the trustee notice that an event of default is continuing;

        . holders of at least 25% in principal amount of the outstanding debt securities of such series have requested the trustee to pursue the remedy;

        . those holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

        . the trustee has not complied with such request within 60 days of receiving it with an offer of security or indemnity; and

        . the holders of a majority in principal amount of the outstanding debt securities of such series have not given the trustee a direction inconsistent with such request within such 60-day period.

     Subject to some restrictions, the holders of a majority in principal amount of the outstanding debt securities of any series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a debt security of the same series, or that would involve the trustee in personal liability.

     The indenture provides that if a default occurs and is continuing with respect to a particular series of debt securities and is known to the trustee, the trustee must mail notice of the default within 90 days after it occurs to each holder of the debt securities of such series. Except in the case of a default in the payment of principal of, premium, if any, or interest on any debt security, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interests of the holders of the debt securities of such series. In addition, Cox must deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. Cox also is required to deliver to the trustee, within 30 days after its occurrence, written notice of any events which would constitute certain defaults, their status and what action Cox is taking or proposes to take.

AMENDMENTS AND WAIVERS

     Subject to specific exceptions, the indenture may be amended with respect to a series of debt securities with the consent of the holders of a majority in principal amount then outstanding of the debt securities of that series, including consents obtained in connection with a tender offer or exchange for the debt securities. Any past default or compliance with any provisions also may be waived with such a consent of the holders of a majority in principal amount then outstanding of the debt securities of such series. However, without the consent of each holder of an outstanding debt security of that series, no amendment may, among other things:

        . reduce the amount of debt securities of that series whose holders must consent to an amendment;

        . reduce the rate of, or extend the time for, payment of interest on any debt security of that series;

        . reduce the principal of or extend the stated maturity of any debt security of that series;

        . reduce the premium payable upon the redemption of any debt security of that series, or change the time at which any debt security of that series may or shall be redeemed;

        . make any debt securities of that series payable in money other than that stated in the debt securities of such series;

        . impair the right of any holder of the debt securities of that series to receive payment of principal of, and interest on, that holder's debt securities on or after the due dates, or to institute suit for the enforcement of any payment on or with respect to that holder's debt securities; or

        . make any change in the amendment provisions which requires each holder's consent, or in the waiver provisions.

     Without the consent of any of the debt securities holders, Cox and the trustee may amend the indenture:

        .  to cure any ambiguity, omission, defect or inconsistency;

        . to provide for the assumption by a successor corporation of Cox's obligations under the indenture;

        . to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

        .  to add guarantees with respect to the debt securities;

        .  to secure the debt securities;

        . to add to the covenants for the benefit of the debt securities holders;

        .  to surrender any right or power conferred upon Cox;

        . to make any change that does not adversely affect the rights of any debt securities holder; or

        . to comply with any SEC requirement in connection with the qualification of the indenture under the Trust Indenture Act.

     The indenture does not require the debt securities holders to give consent approving of the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the indenture becomes effective, Cox is required to mail to holders of the debt securities of the affected series a notice briefly describing such amendment. However, Cox's failure to give such notice to all holders of the debt securities of such series, or any defect in such notice, will not impair or affect the validity of the amendment.

DEFEASANCE

     Cox at any time may terminate all its obligations with respect to a particular series of debt securities, and under the indenture, with respect to the legal defeasance of such series, except for specific obligations including:

        .  those respecting the defeasance trust;

        . obligations to register the transfer or exchange of the debt securities;

        .  to replace mutilated, destroyed, lost or stolen debt securities; and

        . to maintain a registrar and paying agent in respect of the debt securities.

     Cox at any time may terminate its obligations with respect to a series of debt securities under the covenants described under "--Certain Covenants," other than the covenants described under "-- Mergers or Sales of Assets," and any other restrictive covenants described in the accompanying prospectus supplement relating to that series, as well as the operation of the cross-acceleration provision and the bankruptcy provisions described under "-- Defaults" above.

     Cox may exercise its legal defeasance option notwithstanding its prior exercise of the covenant defeasance option. If Cox exercises its legal defeasance option with respect to a particular series of debt securities, payment of the debt securities of that series may not be accelerated because of an event of default with respect thereto. If Cox exercises its covenant defeasance option with respect to a particular series of debt securities, payment of the debt securities of such series may not be accelerated because of an event of default as specified in paragraphs (4), (5) or (6) under "-- Defaults" above.

     In order to exercise either defeasance option with respect to a particular series of debt securities, Cox must deposit irrevocably in trust, with the trustee, money or U.S. Government obligations, which trust will be known as the defeasance trust. Through the payment of interest and principal on the debt securities in accordance with their terms the defeasance trust will provide money in an amount sufficient to pay all the principal, including any mandatory sinking fund payments, of, premium, if any, on, and interest on the debt securities of that series, to redemption or maturity, as the case may be. Cox also must comply with other specified conditions, including delivery to the trustee of an opinion of counsel to the effect that:

        . holders of the debt securities of that series will not recognize income gain or loss for federal income tax purposes as a result of such deposit and defeasance;

        . holders of the debt securities of that series will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

        . in the case of legal defeasance only, that opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law; and

        . the creation of the defeasance trust will not violate the Investment Company Act of 1940, as amended.

In addition, Cox must deliver to the trustee an officers' certificate stating that Cox did not make such deposit with the intent of preferring the debt securities holders over other of Cox's creditors, or with the intent of defeating, hindering, delaying or defrauding its creditors or the creditors of others.

TRANSFER

     Holders may transfer or exchange the debt securities in accordance with the indenture. Unless we indicate otherwise in the applicable prospectus supplement, we will issue the debt securities in registered form and they will be transferable only upon the surrender of such debt securities for registration of transfer. Cox may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers or exchanges. Cox is not required to transfer or exchange any debt security selected for redemption. In addition, Cox is not required to transfer or exchange any debt security for a period of 15 days before a selection of debt securities to be redeemed or before any interest payment date.

GOVERNING LAW

     The indenture provides that it and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

GLOBAL SECURITIES

     We may issue the registered debt securities of a series in the form of one or more fully registered global securities which will be deposited with a depositary, or with a nominee for the depositary, as identified in the prospectus supplement relating to such series. A registered global security will be registered in the name of the depositary or its nominee. If registered debt securities are issued in global form, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by those registered global securities. Unless and until it is exchanged in whole for debt securities in definitive registered form, a registered global security may not be transferred except as a whole or in part by the depositary:

        .  to its nominee;

        .  by its nominee to such depositary or another such nominee; or

        . by the depositary or any of its nominees to a successor of that depositary or the successor's nominee.

The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security will be described in the prospectus supplement relating to such series. Cox anticipates that the following provisions will apply to all depositary arrangements.

     Ownership of beneficial interests in a registered global security will be limited to persons, who will be referred to as participants, who have accounts with the depositary for such registered global security, or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit the participants' accounts, on its book-entry registration and transfer system, with the respective principal amounts of the debt securities represented by such registered global security and beneficially owned by those participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of those debt securities, or by Cox if it offers and sells such debt securities directly. Ownership of beneficial interests in such registered global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary with respect to participants' interests, and on the records of participants with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

     So long as the depositary for a registered global security, or its nominee, is the registered owner of that registered global security, that depositary or that nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities registered in their names, will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for such registered global security and, if such person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights a holder possesses under the indenture or our Certificate of Incorporation. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the indenture or our Certificate of Incorporation, as the case may be, the depositary for such registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and such participants would authorize beneficial owners owning through such participants to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such registered global security. None of Cox, the trustee, the registrar or any other agent of Cox, of the trustee or of the registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that the depositary for any debt securities represented by a registered global security, or its nominee, upon receipt of any payment of principal, premium or interest, or dividends or distribution, respectively, in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the registered global security held through such participants will be governed by standing customer instructions and customary practices, and will be the responsibility of those participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in street name.

     If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary, or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and Cox does not appoint a successor depositary registered as a clearing agency under the Securities Exchange Act within 90 days, Cox will issue such debt securities in definitive form in exchange for such registered global security. In addition, Cox may at any time and in its sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, will issue such debt securities in definitive form in exchange for all of the registered global securities representing such debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names as the depositary shall instruct the trustee or the registrar. We expect that such instructions, with respect to ownership of beneficial interests in the registered global security, will be based upon directions received by the depositary from participants.

                             PLAN OF DISTRIBUTION

     Cox may sell the securities to one or more underwriters or dealers for public offering and sale by them, or it may sell the securities to investors directly or through agents. The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

        .  the name or names of any underwriters;

        . the purchase price of the securities and the proceeds to Cox from the sale;

        . any underwriting discounts and other items constituting underwriters' compensation;

        .  any public offering price;

        . any discounts or concessions allowed or reallowed or paid to dealers; and

        . any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

     We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. We may sell securities through forward contracts or similar arrangements. In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from Cox in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Some of the underwriters, dealers or agents who participate in the securities distribution may engage in other transactions with, and perform other services for, Cox and its subsidiaries in the ordinary course of business.

     Any underwriting compensation which we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, are set forth in the prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with Cox, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Dow, Lohnes & Albertson, PLLC, of Washington, D.C., will pass upon the validity of the securities offered in the prospectus supplement.


                                    EXPERTS

     The consolidated financial statements of Cox incorporated by reference in this prospectus from Cox's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference into this prospectus, and have been so incorporated in reliance upon the report of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     Cox is subject to the informational requirements of the Securities Exchange Act and files reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York and Chicago or obtain copies of such materials by mail. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges, as well as the Public Reference Section's charges for mailing copies of the documents we have filed.

     You can also inspect and copy any of our SEC filings at the offices of the New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York, 10005.


                     INFORMATION INCORPORATED BY REFERENCE

     We filed the following documents with the SEC. SEC rules permit us to incorporate these filings by reference into this prospectus. By incorporating our SEC filings by reference they are made part of this prospectus.

        . Cox's annual report on Form 10-K for the year ended December 31, 1998;

        .  Cox's current report on Form 8-K dated January 8, 1999;

        . Cox's definitive proxy statement for the 1999 annual meeting of stockholders dated March 29, 1999;

        .  Cox's current report on Form 8-K, dated October 1, 1998; and

        .  Cox's registration statement on Form 8-A.

     All documents which Cox will file with the SEC, under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date of this prospectus and prior to the termination of the securities offering shall be deemed to be incorporated by reference in, and to be a part of, this prospectus from the date such documents are filed. Cox's SEC file number for Securities Exchange Act documents is 1-6590. Cox will provide without charge, to any person who receives a copy of this prospectus and the accompanying prospectus supplement, upon such recipient's written or oral request, a copy of any document this prospectus incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

                              Dallas S. Clement,
                         Vice President and Treasurer
                           Cox Communications, Inc.
                             1400 Lake Hearn Drive
                            Atlanta, Georgia 30319
                          Telephone: (404) 843-5000.

     Any statement contained in this prospectus or in a document incorporated in, or deemed to be incorporated by reference to, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in:

        .  the prospectus;

        .  the accompanying prospectus supplement; or

        . any other subsequently filed document which also is incorporated in, or is deemed to be incorporated by reference to, this prospectus,

modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following are the expenses of issuance and distribution of the debt securities registered hereunder on Form S-3, other than underwriting discounts and commissions. All amounts except the registration fee and the NASD filing fee are estimated.

     Registration fee................................................ $561,950*
     Rating Agency fees..............................................   50,000
     Legal fees and expenses.........................................  100,000
     Accounting fees and expenses....................................   50,000
     Printing and engraving expenses.................................   60,000
     Trustee's fees..................................................   30,000
     Miscellaneous...................................................   15,000
                                                                      --------
           Total..................................................... $866,950
                                                                      ========

________________

     *The aggregate registration fee consists of $458,700 paid in connection with the filing of this registration statement and $103,250 paid with Cox's existing registration statement on Form S-3 (File No. 333-58531), of which $350 million of securities were not issued or sold and are included on this registration statement pursuant to Rule 429 under the Securities Act.

     All of the above expenses have been or will be paid by Cox.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit. Cox's Amended Certificate of Incorporation contains a provision which eliminates the liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

     Reference is made to Section 145 of the DGCL, which provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action")), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. The Amended Certificate of Incorporation of Cox provides that Cox shall indemnify its directors and officers to the fullest extent permitted by Delaware law.

ITEM 16.  EXHIBITS.

 Exhibit
 Number          Description
 ------          -----------

    4.1    --    Trustee, relating to the debt securities (previously filed as an exhibit to Cox's Registration Statement on Form S-1 (File
                 No. 33-99116) and incorporated herein by this reference).
                 Indenture dated as of June 27, 1995 between Cox Communications,
                 Inc. and The Bank of NEw York, as

    5      --    Opinion of Dow, Lohnes & Albertson, PLLC.

    12     --    Statement setting forth computation of ratios of earnings to fixed charges.

    23.1   --    Consent of Deloitte & Touche LLP.

    23.2   --    Consent of Dow, Lohnes & Albertson, PLLC (contained in their opinion filed as Exhibit 5).

    24     --    Powers of Attorney (included on page II-4).

    25     --    Form T-1 Statement of Eligibility under the Trust indenture Act of 1939 of The Bank of New York, as trustee under the indenture
                 (previously filed as an exhibit to Cox's Registration Statement on Form S-1 (File No. 33-9200) and incorporated herein by this reference).

ITEM 17.  UNDERTAKINGS.

   The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) If any of the securities are offered at competitive bidding, (a) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the registration statement together with any supplements thereto and (b) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Cox hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Cox pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 13, 1999.

                                 COX COMMUNICATIONS, INC.

                                 By: /s/ James O. Robbins
                                    ---------------------------------
                                    James O. Robbins
                                    President and Chief Executive Officer


                               POWER OF ATTORNEY

     Cox Communications, Inc., a Delaware corporation, and each person whose signature appears below, constitutes and appoints James O. Robbins and Jimmy W. Hayes, and either of them, with full power to act without the other, such person's true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, any subsequent related registration statement filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and any and all amendments to such registration statements and other documents in connection therewith, and to file the same, and all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

       Signature                       Title                       Date
       ---------                       -----                       ----

/s/ James C. Kennedy     Chairman of the Board of Directors   April 13, 1999
-----------------------
James C. Kennedy

/s/ James O. Robbins     President and Chief Executive        April 13, 1999
-----------------------
James O. Robbins         Officer, Director


/s/ Jimmy W. Hayes       Senior Vice President, Finance       April 13, 1999
-----------------------
Jimmy W. Hayes           (Principal Financial Officer)


/s/ John M. Dyer         Vice President, Accounting and       April 13, 1999
-----------------------
John M. Dyer             Financial Planning (Principal
                         Accounting Officer)

/s/ David E. Easterly    Director                             April 13, 1999
-----------------------
David E. Easterly

/s/ Robert F. Erburu     Director                             April 13, 1999
-----------------------
Robert F. Erburu